EXHIBIT 99.2


ECHO BAY MINES
6400 S. Fiddler's Green Circle                    Investor Contact:  Robbin Lee
Englewood, Colorado  80111-4957                                    303-714-8829



              ECHO BAY TO DEFER CAPITAL SECURITIES INTEREST PAYMENT

Tuesday, March 17, 1998 - Echo Bay Mines Ltd. (Amex and TSE: ECO) announced today that in light of 18-year lows in the gold price, the company has elected to exercise its right to defer the April 1, 1998 cash interest payment to holders of its $100 million capital securities.

Under the terms of the capital securities, issued in March 1997, the company has the right to defer interest payments for up to 10 consecutive semiannual periods. During the deferral period, interest on the securities will accrue at the rate of 12% per annum, compounded semiannually, an increase of one percent. In addition, no dividend may be paid to equity holders during the deferral period.

The second semiannual 1998 interest payment date is October 1, 1998. Management and the Board of Directors in the interim will review the company's financial position and then-current gold market conditions to decide whether to extend the deferral period. Interest accrued during the deferral period is required to be paid in cash to the capital securities holders at the end of the deferral period.

At its discretion, the company may satisfy its deferred interest obligation by delivering common shares to the trustee for sale, the proceeds of which would be used to pay the deferred interest to the capital securities holders. The company has no current plans to sell common shares or to deliver shares to a trustee for sale.


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Echo Bay mines gold and silver in North America. The primary markets for its shares are the American and Toronto stock exchanges.


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